Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

UBX Technology Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.0016 per share(2)	457(c)	900,000	$3.48	(3)	$3,132,000	$0.00015310	$479.51
Fees to be Paid	Equity	Ordinary Shares issuable upon exercise of the Warrants(4)	457(o)	13,500,000	$0.80		$10,800,000	$0.00015310	$1,653.48
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$13,932,000		$2,132.99
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$2,132.99

(1)	The registration fee for securities is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Include 900,000 Ordinary Shares to be offered by the Selling Shareholders.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($3.58 and $3.37, respectively) of the Common Shares on January 6, 2025, as reported on the Nasdaq Stock Market.

(4)	Include 13,500,000 Ordinary Shares that may be issued upon exercise of the Warrants at an exercise price of $0.80 per share.